Exhibit 10.2

EVOTEC US RSU PLAN AWARD AGREEMENT

EVOTEC SE

U.S. RESTRICTED SHARE UNIT PLAN AWARD AGREEMENT

This U.S. Restricted Share Unit Award Agreement (this “Agreement”) is entered into, effective as of [                ] (the “Grant Date”), by and between Evotec (the “Company”) and you (the “Participant”) pursuant and subject to the Evotec SE U.S. Restricted Share Unit Plan, as it may be amended from time to time (the “Plan”), as approved by the Management Board of Evotec (the “Management Board”). The Participant and Evotec agree to take such further action as may reasonably be necessary to carry out the intent of this Agreement. All capitalized terms not defined in this Agreement shall have the meaning stated in the Plan. If there is any inconsistency or conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control and govern unless this Agreement expressly states that an exception to the Plan is being made.

This Agreement and the Award described herein are effective as of the Grant Date but shall be canceled if the Participant fails to accept the Award by signing the Agreement and returning the Agreement to their local HR department.

1.	Grant of Restricted Share Units. Pursuant to the Plan and subject to the terms and conditions of this Agreement and the Plan (which is incorporated herein by reference), Evotec hereby grants to the Participant a number of Restricted Share Units (the “Units”) as set forth in Annex A of this Agreement. The vesting of the Units shall be pursuant to and in accordance with Annex A of this Agreement and is subject to the achievement or satisfaction of the following conditions and Sections 2 and 3 of this Agreement:

(a)	the Participant’s continuous active employment with the Company; and

(b)	the Participant achieving an acceptable level of individual performance and demonstration of Company values, as determined in the sole discretion of the Management Board. A Unit constitutes a promise of Evotec to deliver (or cause to be delivered) to the Participant, subject to the terms, conditions and restrictions of this Agreement and the Plan, one ordinary share, no par value per share of Evotec on the Settlement Date (as defined in Section 2) as provided herein (individually, each a “Share” and collectively, the “Shares”) or, in the Management Board’s sole discretion, the cash equivalent of the Fair Market Value (as defined below) of one Share on the Settlement Date (the “Cash Amount”) or ADSs with equivalent Fair Market Value as the Fair Market Value of one Share on the Settlement Date (and in the case of Awards with respect ADSs, references herein to Shares or stock herein shall be deemed instead to refer to ADSs, as applicable). “Fair Market Value” means a price that is based on the opening selling price, closing selling price, actual high, low, or average of the actual high and low selling price, or average selling prices (weighted or unweighted based on the volume of trading) of a Shares or ADS reported on the NASDAQ, or such other established securities market on the applicable date, the trading day immediately preceding the applicable date, the trading day next succeeding the applicable date, or during a specified period before or after the applicable date, all as determined by the Management Board in its sole discretion, or such other price as required by applicable law or regulation.

EVOTEC US RSU PLAN AWARD AGREEMENT

2.	Date and Conditions of Vesting. The Units are subject to forfeiture until they vest unless the Management Board decides to define regulations that allow for accelerated vesting. Upon vesting, each Unit will be settled by issuance of one Share, free of any restrictions (other than the restrictions on transfer provided herein), or the Cash Amount. Issuance of the Shares or Cash Amount shall be made as soon as administratively feasible after the Management Board certifies the Participant’s satisfaction of the conditions to vesting set forth in Section 1, but in no event later than March 15th of the year following the applicable vesting date (the date of settlement, the “Settlement Date”), subject to any delay of the Settlement Date if the calculation of the amount of the payment is not administratively practicable due to events beyond the control of Evotec to the extent permitted by Section 409A (described in Section 14(a) below); provided that:

(a)	If one of the following events occurs prior to the applicable Settlement Date but after the applicable vesting date prescribed in Section 1 and Annex A: the Participant’s death, Total Disability (as defined in Section 2(b)), approved leave of absence, then the Participant shall be deemed to be an employee of the Company for purposes of Section 2 at the Settlement Date (and any portion of the Award that does not vest and settle on the Settlement Date will be forfeited).

(b)	“Total Disability” means, as determined in good faith by the Company, the permanent inability of the Participant, as a result of accident or sickness, to perform such Participant’s occupation or employment for which the Participant is suited by reason of the Participant’s previous training, education and experience and which results in the termination of the Participant’s employment.

3.	Forfeiture of Award. Unless otherwise determined by the Management Board in its sole discretion, all outstanding Units shall be forfeited upon the date:

(a)	The Management Board determines, in its sole discretion, that the vesting conditions set forth in Section 1 are not met; or

(b)	The Participant’s employment with the Company is terminated for any reason (other than as provided in Section 2(a)) prior to the Settlement Date; or

(c)	The Participant violates the restrictive covenants contained in Section 4 or the confidentiality provision in Section 12 or, as a result of an action by the Participant, it is determined that any term of this Agreement is invalid.

4.	Restrictive Covenants. The Participant recognizes the highly competitive nature of the businesses of the Company. Accordingly, the Participant hereby agrees that, during the period continuing through the duration of the Participant’s employment with the Company and its affiliates and ending on the first (1st) anniversary of the Participant’s termination of employment with the Company and its affiliates for any reason, the Participant will not violate any of the following restrictive covenants.

EVOTEC US RSU PLAN AWARD AGREEMENT

(a)	Non-Solicitation. The Participant will not, directly or indirectly, hire, solicit or encourage or induce or attempt to induce to cease to work with the Company or any of its affiliates, any officer, employee, consultant or agent of the Company or any of its affiliates or otherwise interfere with the relationship between the Company or any of its affiliates on one hand and any officer, employee, consultant or agent thereof on the other hand.

(b)	Non-Competition. The Participant will not, directly or indirectly, anywhere in the world: (i) engage in any Competitive Business (as defined below); (ii) enter the employ of, or render any services in any capacity to, any person engaged in any Competitive Business; (iii) acquire a financial interest in, or otherwise become actively involved with, any person engaged in any Competitive Business, directly or indirectly, as an individual, partner, shareholder, investor, officer, director, principal, agent, trustee or consultant (other than a passive ownership position of less than two percent (2%) in any person that is an entity the shares in which are publicly traded on an internationally recognized securities exchange); or (iv) interfere with any business relationship between the Company and any of its affiliates, on the one hand, and any customers, suppliers, licensees or other business relations of, or any consultants to, the Company or any of its affiliates, on the other hand. “Competitive Business” means any person or entity (including any joint venture, partnership, firm, corporation or limited liability company) that is or proposes to be in the field of pharmaceutical drug research, including research alliances and development partnerships with pharmaceutical and biotechnology companies, in any geographical area in which the Company or any of its affiliates conducts such business (including but not limited to Lonza, Charles River, Wuxi, Galapagos ); provided, that, any affiliates of Evotec as of the date of this Agreement, including, for the avoidance of doubt, the affiliates listed in Schedule 1 or any of their partners in a strategic alliance, shall not be deemed a Competitive Business to the extent that they remain affiliates of Evotec.

5.	Adjustments. If any change is made to the outstanding Shares or the capital structure of Evotec, the Units will be adjusted as contemplated by Section 9 of the Plan.

6.	Change of Control. In the event of a Change of Control, awards will be treated in accordance with Section 8 of the Plan.

7.	Withholding for Taxes. Regardless of any action the Company or, if different, the Participant’s employer takes with respect to any or all income tax (including U.S. federal, state and local taxes or non-U.S. taxes), social insurance, payroll tax, fringe benefit, payment on account or other tax-related withholding, to the extent applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility and that the Company and the Participant’s employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Units, including the grant of the Units, the vesting of the Units, the subsequent issuance or sale of any Shares acquired pursuant to the Units and the receipt of any dividends or dividend equivalents, and (b) do not commit to structure the terms of the grant or any aspect of the Units to reduce or eliminate the Participant’s liability for Tax-Related Items. To the extent that the grant of the Units, the vesting of the Units, the receipt of any dividends or dividend equivalents, or the delivery of the Shares with respect to any Units earned hereunder results in a withholding obligation for Tax-Related Items prior to the delivery of Shares or the Cash Amount hereunder, the Company or the Participant’s employer, in its sole discretion, may withhold from the Shares or the Cash Amount or other form of remuneration payable to the Participant to satisfy its withholding obligations required by applicable law or regulations. In the event the withholding requirements are not satisfied through the withholding of Shares or the Cash Amount or other form of remuneration payable to the Participant, no Shares or Cash Amount will be issued to the Participant (or the Participant’s estate) upon vesting of the Units unless and until satisfactory arrangements have been made by the Participant with respect to the payment of any Tax-Related Items that the Company determines, in its sole discretion, must be withheld or collected with respect to such Units. If the Participant is subject to taxation in more than one jurisdiction, the Participant acknowledges that the Company or the Participant’s employer (or former employer, if applicable) may be required to withhold or account for Tax- Related Items in more than one jurisdiction. All other Tax-Related Items related to the Units or the Cash Amount and any Shares or Cash Amount delivered in payment thereof are the Participant’s sole responsibility. Evotec may refuse to issue or deliver Shares, the Cash Amount or proceeds from the sale of Shares until arrangements satisfactory to Evotec have been made in connection with the Tax-Related Items.

EVOTEC US RSU PLAN AWARD AGREEMENT

8.	Rights as Stockholder. The Participant shall have no rights as a stockholder with respect to the Shares underlying the Units granted under this Award unless and until the Units vest and are settled by the issuance of such Shares.

9.	Employment. Neither the granting of the Units nor any term or provision of this Agreement shall constitute or be evidence of any understanding, express or implied, on the part of the Company or any of its Subsidiaries to guarantee (a) the Participant’s continued employment with the Company or any of its Subsidiaries, or (b) the Participant’s continued participation in the Plan in future years, or (c) the Participant’s entitlement to any other Plan award or other type of incentive compensation.

10.	Non-Transferability.

(a)	Absent prior written consent of the Management Board or except as otherwise provided in the Plan, the Award granted hereunder to the Participant may not be sold, assigned, transferred, pledged or otherwise encumbered, whether voluntarily or involuntarily, by operation of law or otherwise; provided, however, that the transfer of any Shares awarded and vested hereunder shall not be restricted by virtue of this Agreement.

EVOTEC US RSU PLAN AWARD AGREEMENT

(b)	Consistent with the foregoing, no right or benefit under this Agreement shall be subject to transfer, anticipation, alienation, sale, assignment, pledge, encumbrance or charge, whether voluntary or involuntary, by operation of law or otherwise, and any attempt to transfer, anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be null and void. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits.

11.	Compliance with Securities Laws. Evotec will not be required to deliver any Shares or Cash Amount pursuant to this Agreement, if, in the opinion of counsel for Evotec, such issuance would violate applicable securities laws or stock exchange and other regulatory requirements. Prior to the issuance of any Shares or Cash Amount pursuant to this Agreement, Evotec may require that the Participant (or the Participant’s beneficiary or legal representative upon the Participants’ death or Total Disability, as applicable) enter into such written representations, warranties and agreements as Evotec may reasonably request in order to comply with applicable laws or with this Agreement.

12.	Confidentiality. The Participant will not, without the prior written consent of Evotec, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity, any information regarding the terms or conditions of this Agreement or the Units, except to share such information with the Participant’s family members and financial and legal advisors, who will be under an obligation to keep the terms and conditions of this Agreement and the Units confidential. Notwithstanding anything to the contrary in this Agreement or otherwise, nothing shall limit the Participant’s rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. Notwithstanding the foregoing, the Participant agrees to waive the Participant’s right to recover monetary damages in connection with any charge, complaint or lawsuit filed by the Participant or anyone else on the Participant’s behalf (whether involving a governmental entity or not); provided that the Participant is not agreeing to waive, and this Agreement shall not be read as requiring the Participant to waive, any right the Participant may have to receive an award for information provided to any governmental entity. The Participant is hereby notified that the immunity provisions in Section 1833 of Title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to the Participant’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

EVOTEC US RSU PLAN AWARD AGREEMENT

13.	Amendment. This Agreement may be amended by the Management Board at any time, provided that, except as otherwise provided in the Plan, no such amendment, without the written consent of the Participant, shall adversely affect the rights of the Participant granted hereunder.

14.	Miscellaneous.

(a)	Compliance with Section 409A. This Agreement and the Award are intended to be exempt from Section 409A (unless duly deferred in accordance with Section 6 hereof), and this Agreement will be administered to give effect to such intent (and if the Award or Agreement is determined to be subject to Section 409A, it will be administered and maintained to comply with Section 409A). It is the intention of Evotec and the Participant that this Agreement not result in unfavorable tax consequences under Section 409A, and shall be interpreted and administered to give effect to that intent. Accordingly, the Participant consents to any amendment of this Agreement as Evotec may reasonably make in furtherance of such intention, and Evotec shall promptly provide, or make available to, the Participant a copy of such amendment. Any such amendment shall be made in a manner that preserves to the maximum extent possible the intended benefits to the Participant. This Section 17(a) does not create an obligation on the part of Evotec to modify this Agreement and does not guarantee that the amounts or benefits owed under the Agreement will not be subject to interest and penalties under Section 409A.

(b)	Headings. The headings in this Agreement are inserted for convenience only and shall have no significance in the interpretation of this Agreement.

(c)	Entire Agreement. This Agreement, Annex A, which is attached hereto and shall be deemed to be a part of this Agreement, the Plan, and any and all other attachments hereto, contain the entire agreement between the parties with respect to the transactions contemplated hereunder and supersede any prior arrangements or understandings with respect thereto, written or oral. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement, including the Plan, and any and all attachments hereto.

(d)	Successors and Assigns. Evotec may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of Evotec. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the person(s) to whom the Units may be transferred by will or the laws of descent and distribution.

(e)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, United States of America, without regard to the conflicts of law principles of any jurisdiction, except to the extent federal law may be applicable.

EVOTEC US RSU PLAN AWARD AGREEMENT

(f)	CONSENT TO JURISDICTION. BY ACCEPTING THIS AWARD, THE PARTICIPANT EXPRESSLY AND IRREVOCABLY AGREES TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN WILMINGTON, DELAWARE, UNITED STATES OF AMERICA IN RESPECT OF ANY MATTER HEREUNDER. This includes any action or proceeding to compel arbitration or to enforce an arbitration award.

(g)	Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or Evotec to the Management Board for review. The resolution of such dispute by the Management Board shall be final and binding on the Participant and Evotec.

(h)	No Right to Future Grants. The grant of the Units is voluntary and does not create any contractual or other right to receive future grants of Units, or benefits in lieu of Units, even if Units have been granted repeatedly in the past. All decisions with respect to future grants, if any, will be at the sole discretion of the Management Board. The Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments. The future value of the underlying Shares is unknown and cannot be predicted with certainty. No claim or entitlement to compensation or damages arises from forfeiture or termination of the Units or diminution in value of the Units or the underlying Shares or Cash Amount and the Participant irrevocably releases the Management Board, Evotec and/or its Subsidiaries (and their respective directors and officers) from any such claim that may arise. The Plan is established voluntarily by Evotec, it is discretionary in nature and it may be modified, suspended or terminated by Evotec at any time, as provided in the Plan. The Participant’s participation in the Plan is voluntary. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant’s employment with the Company and/or its Subsidiaries.

(i)	Insider Trading; Market Abuse Laws; Capital Markets Laws. By participating in the Plan, the Participant agrees to comply with Evotec’s policy on insider trading (to the extent that it is applicable to the Participant). The Participant further acknowledges that, depending on the Participant’s or his or her broker’s country of residence or where the Shares are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws that may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., Units) or rights linked to the value of Shares, during such times the Participant is considered to have “inside information” regarding Evotec as defined by the laws or regulations in the Participant’s country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant places before he or she possessed inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. The Participant understands that third parties include fellow employees. The Participant further acknowledges that the Participant may be subject to insider trading restrictions and/or market abuse laws and further capital markets law restrictions and obligations applicable in the Federal Republic of Germany. Any restriction under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant acknowledges that it is the Participant’s responsibility to comply with any applicable restrictions, and that the Participant should therefore consult the Participant’s personal advisor on this matter.

EVOTEC US RSU PLAN AWARD AGREEMENT

(j)	Appendix. Notwithstanding any provision in this Agreement, the Units shall be subject to any special terms and conditions set forth in any appendix to this Agreement for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in the appendix, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal and administrative reasons. Any appendix will constitute part of this Agreement.

(k)	Employee Data Privacy. Pursuant to applicable Personal Data (defined below) protection laws, the Company and, if different, the Participant’s employer hereby notify the Participant of the following in relation to Personal Data and the collection, processing and transfer in electronic or other form of such Personal Data in relation to the grant of Units and participation in the Plan. The collection, processing and transfer of Personal Data is necessary for the legitimate purpose of the Company’s and the Participant’s employer’s administration of the Plan and the Participant’s participation in the Plan, and the Participant’s denial and/or objection to the collection, processing and transfer of Personal Data may affect his or her participation in the Plan. The Participant voluntarily acknowledges the collection, use, processing and transfer of Personal Data as described herein.

The Company and the Participant’s employer hold certain personally identifiable information about the Participant, including specifically name, home address, e-mail address and telephone number, date of birth, social insurance number, passport number or other identification number, salary, nationality, job title, any Units or any other entitlement to shares awarded, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Personal Data”). The Personal Data may be provided by the Participant or collected, where lawful, from third parties, and the Company and the Participant’s employer each act as controller of the Personal Data and will process the Personal Data in this context for the exclusive legitimate purpose of implementing, administering and managing participation in the Plan and meeting related legal obligations associated with these actions.

EVOTEC US RSU PLAN AWARD AGREEMENT

The Data processing will take place through electronic and non-electronic means according to logics and procedures correlated to the purposes for which the Personal Data was collected and with confidentiality and security provisions as set forth by applicable laws and regulations. Personal Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and other aspects of the employment relationship and for participation in the Plan.

The Company and the Participant’s employer will transfer Personal Data amongst themselves as necessary for the purpose of implementation, administration and management of participation in the Plan, and the Company and the employer may each further transfer Personal Data to any third parties assisting the Company or the employer in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. By accepting this Award, the Participant understands that these recipients may receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for purposes of implementing, administering and managing participation in the Plan, including any requisite transfer of such Personal Data as may be required for the administration of the Plan and/or the subsequent holding of shares on my behalf to a broker or other third party with whom the Participant may elect to deposit any shares acquired pursuant to the Plan. When transferring Personal Data to these potential recipients, the Company and the Participant’s employer provide appropriate safeguards in accordance with the European Union Standard Contractual Clauses, the EU-U.S. Privacy Shield Framework, or other legally binding and permissible arrangements. The Participant understands that he/she may, at any time, request a list with the names and addresses of any potential recipients of the Personal Data, view Personal Data, request additional information about the storage and processing of Personal Data, and require any necessary amendments to Personal Data, by using the means indicated in the general Company’s Employee privacy notice.

To the extent provided by law, the Participant may, at any time, have the right to request: access to Personal Data, rectification of Personal Data, erasure of Personal Data, restriction of processing of Personal Data, and portability of Personal Data. The Participant may also have the right to object, on grounds related to a particular situation, to the processing of Personal Data, as well as opt-out of the Plan herein, in any case without cost, by contacting in writing the Company’s Human Resources Department. The provision of Personal Data is a contractual requirement. The Participant understands, however, that the only consequence of refusing to provide Personal Data is that the Company and the Participant’s employer may not be able to grant Units or other equity awards or administer or maintain such awards. For more information on the consequences of a refusal to provide Personal Data, the Participant understands that he or she may contact the Company’s Human Resources Department.

EVOTEC US RSU PLAN AWARD AGREEMENT

When the Company and the Participant’s employer no longer need to use Personal Data for the purposes above or do not need to retain it for compliance with any legal or regulatory purpose, each will take reasonable steps to remove Personal Data from its systems and/or records containing the Personal Data and/or take steps to properly anonymize it so that the Participant can no longer be identified from it.

15.	Electronic Delivery. Evotec may, in its sole discretion, deliver any documents related to the Units awarded under this Agreement or the Plan by electronic means or request the Participant’s consent to participate in the administration of this Agreement and the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by Evotec or another third party designated by Evotec.

16.	Acknowledgments. By accepting this Agreement, the Participant hereby acknowledges that he/she has received and reviewed a copy of the following documents:

a.	The Annex A outlining the number of each Awards per grant and the then applicable design criteria

b.	The Plan terms

The Participant acknowledges that there may be tax consequences upon the vesting or settlement of the Units or disposition of the underlying Shares or Cash Amount and that the Participant has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

17.	Electronic Signature. The Participant acknowledges and agrees that by signing this Agreement with an electronic or written signature this will constitute the Participant’s acceptance of and agreement with all of the terms and conditions of the Units, as set forth in the Agreement, Annex A and the Plan.

(Signature page follows)

EVOTEC US RSU PLAN AWARD AGREEMENT

IN WITNESS WHEREOF, this Agreement has been executed by Evotec effective as of the date first above written. The Participant’s signature constitutes the Participant’s acceptance of this Agreement and its terms.

EVOTEC SE.

The Participant hereby confirms the Participant’s agreement with the Plan terms and this Agreement

_________________,_____________
Name, Date	Signature

EVOTEC US RSU PLAN AWARD AGREEMENT

Annex A

VESTING OF RESTRICTED SHARE UNITS AWARD

Pursuant to the Plan and subject to the terms and conditions of the Agreement and the Plan, Evotec hereby grants to the Participant an Award of [ ] Units.

Except as otherwise provided in Section 3 of the Agreement, the following conditions must be achieved for vesting of the Award (or any portion thereof):

1.	The Units granted pursuant to this Agreement will vest in six (6) equal installments on each of the following dates (each is a “Vesting Period”):

•	[Vesting Date]

•	[Vesting Date]

•	[Vesting Date]

•	[Vesting Date]

•	[Vesting Date]

•	[Vesting Date]

2.	The Participant’s individual performance and demonstration of Company values throughout the applicable Vesting Period is acceptable, as assessed by the Management Board in its sole discretion.

3.	The Participant remains in a comparable weighted key leadership position throughout the applicable Vesting Period, as assessed by the Management Board, in its sole discretion.

To the extent the foregoing continuous employment, individual performance and demonstration of Company values, and position criteria conditions are not achieved, the Units (or portion thereof) shall not be earned, vested, or payable under this Agreement.

The achievement of all the foregoing vesting criteria and conditions is determined by the Management Board in its sole discretion.

EVOTEC US RSU PLAN AWARD AGREEMENT

SCHEDULE 1

EVOTEC ENTITIES WORLDWIDE